Exhibit 10.1

March 24, 2005

Mr. Ernest Mill

Mill Construction Company

41 Clark Street

Salinas, CA 93901

Dear Ernie,

We are in receipt of your company’s letter dated March 21, 2005 detailing the proposed budget for our new winery building in Greenfield, California totaling $11,594,920. As described in section 5.2 (Guaranteed Maximum Price) of the Standard Form of Agreement Between Owner and Contractor (attached as Exhibit 1), we hereby accept this price to be the “Guaranteed Maximum Not-to-Exceed” amount of the project.

In addition, this is your formal “Notice to Proceed” as described in Section 4.1 of the Standard Form of Agreement Between Owner and Contractor.

If you mutually agree upon the above, please sign below and forward me one of the originals of this letter.

Sincerely,

/s/ Scott D. Scheid
Scott D. Scheid
President & CEO

Attachment

AGREED AND AKNOWLEDGED:

/s/ Mr. Ernest D. Mill	3/25/05
Mr. Ernest Mill, President	Date
Mill Construction

1997 EDITION

AIA DOCUMENT A111-1997

Standard Form of Agreement Between Owner and Contractor

where the basis for payment is the COST OF THE WORK PLUS A FEE with a negotiated Guaranteed Maximum Price

AGREEMENT made as of the Third in the year Two Thousand and Four (In words, indicate day, month and year)	day of June		This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification.

BETWEEN the Owner: (Name, address and other information)

Scheid Vineyards 305 Hilltown Road Salinas, CA 93908	Ph : Cell: Fax:	(831) 455-9990 (831) 214-4504 (831) 455-9998	This document is not intended for use in competitive bidding.

Attn: Kurt Gollnick

and the Contractor: (Name, address and other information)			AIA Document A201-1997, General Conditions of the Contract for Construction, is adopted in this document by reference.

Mill Construction Company 41 Clark Street Salinas, CA 93901 Attn: Ernie Mill	Ph: Fax:	(831) 424-0781 (831) 424-0500

The Project is: (Name and address) New Winery Facility 1972 Hobson Avenue Greenfield, CA			This document has been approved and endorsed by The Associated General Contractors of America.

The Architect is: (Name, address and other information)

The Owner and Contractor agree as follows.

©1997 AIA®
AIA DOCUMENT AIII-1997
OWNER-CONTRACTOR
AGREEMENT

The American Institute
of Architects
1735 New York Avenue, N.W.
Washington, D.C. 20006-5292

Copyright 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987, © 1997 by The American Institute of Architects. Reproduction of the material herein of substantial quotation of its provisions without written permission of the AIA violates the copyright laws of the United States and will subject the violator to legal prosecution.

ARTICLE 1   THE CONTRACT DOCUMENTS

The Contract Documents consist of this Agreement, Conditions of the Contract (General, Supplementary and other Conditions), Drawings, Specifications, Addenda issued prior to execution of this Agreement, other documents listed in this Agreement and Modifications issued after execution of this Agreement; these form the Contract, and are as fully a part of the Contract as if attached to this Agreement or repeated herein. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. An enumeration of the Contract Documents, other than Modifications, appears in Article 15. If anything in the other Contract Documents is inconsistent with this Agreement, this Agreement shall govern.

ARTICLE 2   THE WORK OF THIS CONTRACT

The Contractor shall fully execute the Work described in the Contract Documents, except to the extent specifically indicated in the Contract Documents to be the responsibility of others.

ARTICLE 3   RELATIONSHIP OF THE PARTIES

The Contractor accepts the relationship of trust and confidence established by this Agreement and covenants with the Owner to cooperate with the Architect and exercise the Contractor’s skill and judgment in furthering the interests of the Owner; to furnish efficient business administration and supervision; to furnish at all times an adequate supply of workers and materials; and to perform the Work in an expeditious and economical manner consistent with the Owner’s interests. The Owner agrees to furnish and approve, in a timely manner, information required by the Contractor and to make payments to the Contractor in accordance with the requirements of the Contract Documents.

ARTICLE 4   DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

4.1.    The date of commencement of the Work shall be the date of this Agreement unless a different date is stated below or provision is made for the date to be fixed in a notice to proceed issued by the Owner.

(Insert the date of commencement, if it differs from the date of this Agreement or, if applicable, state that the date will be fixed in a notice to proceed.)

Within ten (10) working days of the Notice to Proceed or the issuance of the building permit, whichever is later.

If, prior to commencement of the Work, the Owner requires time to file mortgages, mechanic’s liens and other security interests, the Owner’s time requirement shall be as follows:

4.2.                                      The Contract Time shall be measured from the date of commencement.

4.3                                         The Contractor shall achieve Substantial Completion of the entire Work not later than                                                  days from the date of commencement, or as follows:

(Insert number of calendar days. Alternatively, a calendar date may be used when coordinated with the date of commencement. Unless stated elsewhere in the Contract Documents, insert any requirements for earlier Substantial Completion of certain portions of the Work.)

Contract schedule with completion dates will be established and mutually agreed to once permit documents are complete.

, subject to adjustments of this Contract Time as provided in the Contract Documents.

(Insert provisions, if any, for liquidated damages relating to failure to complete on time, or for bonus payments for early completion of the work.)

ARTICLE 5   BASIS FOR PAYMENT

5.1                                         CONTRACT SUM

5.1.1                               The Owner shall pay the Contractor the Contract Sum in current funds for the Contractor’s performance of the Contract. The Contract Sum is the Cost of the Work as defined in Article 7 plus the Contractor’s Fee.

5.1.2                               The Contractor’s Fee is:

(State a lump sum, percentage of Cost of the Work or other provision for determining the Contractor’s Fee, and describe the method of adjustment of the Contractor’s Fee for changes in the Work.)

*Based on an approximate contract amount of $4 million or more:

*Overhead	Percentage	= 6%
*Fee	Percentage	= 2%
	Total	= 8%

5.2                                         GUARANTEED MAXIMUM PRICE

5.2.1                               The sum of the Cost of the Work and the Contractor’s Fee is guaranteed by the Contractor not to exceed                                                                          Dollars ($                ) subject to additions and deductions by Change Order as provided in the Contract Documents. Such maximum sum is referred to in the Contract Documents as the Guaranteed Maximum Price. Costs which would cause the Guaranteed Maximum Price to be exceeded shall be paid by the Contractor without reimbursement by the Owner.

(Insert specific provisions if the Contractor is to participate in any savings.)

*Guaranteed Maximum Not-to-Exceed Amount will be determined and mutually agreed to once the permit documents are completed.

5.2.2                               The Guaranteed Maximum Price is based on the following alternates, if any, which are described in the Contract Documents and are hereby accepted by the Owner:

(State the numbers or other identification of accepted alternates. If decisions on other alternates are to be made by the Owner subsequent to the execution of this Agreement, attach a schedule of such other alternates showing the amount for each and the date when the amount expires.)

5.2.3                               Unit prices, if any, are as follows:

5.2.4                               Allowances, if any, are as follows:

(Identify and state the amounts of any allowances, and state whether they include labor, materials, or both.)

5.2.5                               Assumptions, if any, on which the Guaranteed Maximum Price is based are as follows:

5.2.6                               To the extent that the Drawings and Specifications are anticipated to require further development by the Architect, the Contractor has provided in the Guaranteed Maximum Price for such further development consistent with the Contract Documents and reasonably inferable therefrom. Such further development does not include such things as changes in scope, systems, kinds and quality of materials, finishes or equipment, all of which, if required, shall be incorporated by Change Order.

ARTICLE 6   CHANGES IN THE WORK

6.1                                         Adjustments to the Guaranteed Maximum Price on account of changes in the Work may be determined by any of the methods listed in Subparagraph 7.3.3 of AIA Document A201-1997.

6.2                                         In calculating adjustments to subcontracts (except those awarded with the Owner’s prior consent on the basis of cost plus a fee), the terms “cost” and “fee” as used in Clause 7.3.3.3 of AIA Document A201-1997 and the terms “costs” and “a reasonable allowance for overhead and profit” as used in Subparagraph 7.3.6 of AIA Document A201-1997 shall have the meanings assigned to them in AIA Document A201-1997 and shall not be modified by Articles 5.7 and 8 of this Agreement. Adjustments to subcontracts awarded with the Owner’s prior consent on the basis of cost plus a fee shall be calculated in accordance with the terms of those subcontracts.

6.3                                         In calculating adjustments to the Guaranteed Maximum Price, the terms “cost” and “costs” as used in the above- referenced provisions of AIA Document A201-1997 shall mean the Cost of the Work as defined in Article 7 of this Agreement and the terms “fee” and “a reasonable allowance for overhead and profit” shall mean the Contractor’s Fee as defined in Subparagraph 5.1.2 of this Agreement.

6.4                                         If no specific provision, is made in Paragraph 5.1 for adjustment of the Contractor’s Fee in the case of changes in the Work, or if the extent of such changes is such, in the aggregate, that application of the adjustment provisions of Paragraph 5.1 will cause substantial inequity to the Owner or Contractor, the Contractor’s Fee shall be equitably adjusted on the basis of the Fee established for the original Work, and the Guaranteed Maximum Price shall be adjusted accordingly.

ARTICLE 7   COSTS TO BE REIMBURSED

7.1                                         COST OF THE WORK

The term Cost of the Work shall mean costs necessarily incurred by the Contractor in the proper performance of the Work. Such costs shall be at rates not higher the standard paid at the place of the Project except with prior consent of the Owner. The Cost of the Work shall include only the items set forth in this Article 7.

7.2                                         LABOR COSTS

7.2.1                               Wages of construction workers directly employed by the Contractor to perform the construction of the Work at the site or with the Owner’s approval, at off-site workshops.

7.2.2                               Wages or salaries of the Contractor’s supervisory and administrative personnel when stationed at the site with the Owner’s approval.

(If it is intended that the wages or salaries of certain personnel stationed at the Contractor’s principal or other offices shall be included in the Cost of the Work, identify in Article 14 the personnel to be included and whether for all or only part of their time, and the rates at which their time will be charged to the Work.)

7.2.3                               Wages and salaries of the Contractor’s supervisory or administrative personnel engaged, at factories, workshops or on the road, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work.

7.2.4                               Costs paid or incurred by the Contractor for taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions, provided such costs are based on wages and salaries included in the Cost of the Work under Subparagraphs 7.2.1 through 7.2.3.

7.3                                         SUBCONTRACT COSTS

7.3.1                               Payments made by the Contractor to Subcontractors in accordance with the requirements of the subcontracts.

7.4                                         COSTS OF MATERIALS AND EQUIPMENT INCORPORATED IN THE COMPLETED CONSTRUCTION

7.4.1                               Costs, including transportation and storage, of materials and equipment incorporated or to be incorporated in the completed construction.

7.4.2                               Costs of materials described in the preceding Subparagraph 7.4.1 in excess of those actually installed to allow for reasonable waste and spoilage. Unused excess materials, if any, shall become the Owner’s property at the completion of the Work or, at the Owner’s option, shall be sold by the Contractor. Any amounts realized from such sales shall be credited to the Owner as a deduction from the Cost of the Work.

7.5                                         COSTS OF OTHER MATERIALS AND EQUIPMENT, TEMPORARY FACILITIES AND RELATED ITEMS

7.5.1                               Costs, including transportation and storage, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment, and hand tools not customarily owned by construction workers, that are provided by the Contractor at the site and fully consumed in the performance of the Work; and cost (less salvage value) of such items if not fully consumed, whether sold to others or retained by the Contractor. Cost for items previously used by the Contractor shall mean fair market value.

7.5.2                               Rental charges for temporary facilities, machinery, equipment, and hand tools not customarily owned by construction workers that are provided by the Contractor at the site, whether rented from the Contractor or others, and costs of transportation, installation, minor repairs and replacements, dismantling and removal thereof. Rates and quantities of equipment rented shall be subject to the Owner’s prior approval.

7.5.3                               Costs of removal of debris from the site.

7.5.4                               Costs of document reproductions, facsimile transmissions and long-distance telephone calls, postage and parcel delivery charges, telephone service at the site and reasonable petty cash expenses of the site office.

7.5.5                               That portion of the reasonable expenses of the Contractor’s personnel incurred while traveling in discharge of duties connected with the Work.

7.5.6                               Costs of materials and equipment suitably stored off the site at a mutually acceptable location, if approved in advance by the Owner.

7.6                                         MISCELLANEOUS COSTS

7.6.1                               That portion of insurance and bond premiums that can be directly attributed to this Contract

7.6.2                               Sales, use or similar taxes imposed by a governmental authority that are related to the Work.

7.6.3                               Fees and assessments for the building permit and for other permits, licenses and inspections for which the Contractor is required by the Contract Documents to pay.

7.6.4                               Fees of laboratories of tests required by the Contract Documents, except those related to defective or nonconforming Work for which reimbursement is excluded by Subparagraph 13.5.3 of AIA Document A201-1997 or other provisions of the Contract Documents, and which do not fall within the scope of Subparagraph 7.7.3.

7.6.5                               Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents; the cost of defending suits or claims for infringement of patent rights arising from such requirement of the Contract Documents and payments made in accordance with legal judgments against the Contractor resulting from such suits or claims and payments of settlements made with the Owner’s consent. However, such costs of legal defenses, judgments and settlements shall not be included in the calculation of the Contractor’s Fee or subject to the Guaranteed Maximum Price. If such royalties, fees and costs are excluded by the last sentence of Subparagraph 3.17.1 of AIA Document A201-1997 or other provisions of the Contract Documents, then they shall not be included in the Cost of the Work.

7.6.6                               Data processing costs related to the Work.

7.6.7                               Deposits lost for causes other than the Contractor’s negligence or failure to fulfill a specific responsibility to the Owner as set forth in the Contract Documents.

7.6.8                               Legal, mediation and arbitration costs, including attorneys’ fees, other than those arising from disputes between the Owner and Contractor, reasonably incurred by the Contractor in the performance of the Work and with the Owner’s prior written approval; which approval shall not be unreasonably withheld.

7.6.9                               Expenses incurred in accordance with the Contractor’s standard personnel policy for relocation and temporary living allowances of personnel required for the Work, if approved by the Owner.

7.7                                         OTHER COSTS AND EMERGENCIES

7.7.1                               Other costs incurred in the performance of the Work if and to the extent approved in advance in writing by the Owner.

7.7.2                               Costs due to emergencies incurred in taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property, as provided in Paragraph 10.6 of AIA Document A201-1997.

7.7.3                               Costs of repairing or correcting damaged or nonconforming Work executed by the Contractor, Subcontractors or suppliers, provided that such damaged or nonconforming Work was not caused by negligence or failure to fulfill a specific responsibility of the Contractor and only to the extent that the cost of repair or correction is not recoverable by the Contractor from insurance, sureties, Subcontractors or suppliers.

ARTICLE 8   COSTS NOT TO BE REIMBURSED

8.1                                         The Cost of the Work shall not include:

8.1.1                               Salaries and other compensation of the Contractor’s personnel stationed at the Contractor’s principal office or offices other than the site office, except as specifically provided in Subparagraphs 7.2.2 and 7.2.3 or as may be provided in Article 14.

8.1.2                               Expenses of the Contractor’s principal office and offices other than the site office.

8.1.3                               Overhead and general expenses except as may be expressly included in Article 7.

8.1.4                               The Contractor’s capital expenses, including interest on the Contractor’s capital employed for the Work.

8.1.5                               Rental costs of machinery and equipment except as specifically provided in Subparagraph 7.5.2.

8.1.6                               Except as provided in Subparagraph 7.7.3 of this Agreement, costs due to the negligence or failure to fulfill a specific responsibility of the Contractor, Subcontractors and suppliers or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable.

8.1.7                               Any cost not specifically and expressly described in Article 7.

8.1.8                               Costs, other than costs included in Change Orders approved by the Owner, that would cause the Guaranteed Maximum Price to be exceeded.

ARTICLE 9   DISCOUNTS, REBATES AND REFUNDS

9.1                                         Cash discounts obtained on payments made by the Contractor shall accrue to the Owner if (1) before making the payment, the Contractor included them in an Application for Payment and received payment therefore from the Owner, or (2) the Owner has deposited funds with the Contractor with which to make payments; otherwise, cash discounts shall accrue to the Contractor. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to the Owner, and the Contractor shall make provisions so that they can be secured.

9.2                                         Amounts that accrue to the Owner in accordance with the provisions of Paragraph 9.1 shall be credited to the Owner as a deduction from the Cost of the Work.

ARTICLE 10   SUBCONTRACTS AND OTHER AGREEMENTS

10.1                                  Those portions of the Work that the Contractor does not customarily perform with the Contractor’s own personnel shall be performed under subcontracts or by other appropriate agreements with the Contractor. The Owner may designate specific persons or entities from whom the Contractor shall obtain bids. The Contractor shall obtain bids from Subcontractors and from suppliers of materials or equipment fabricated especially for the Work and shall deliver such bids to the Architect. The Owner shall then determine, with the advice of the Contractor and the Architect, which bids will be accepted. The Contractor shall not be required to contract with anyone to whom the Contractor has reasonable objection.

10.2                                  If a specific bidder among those whose bids are delivered by the Contractor to the Architect (1) is recommended to the Owner by the Contractor; (2) is qualified to perform that portion of the Work; and (3) has submitted a bid that conforms to the requirements of the Contract Documents without reservations or exceptions, but the Owner requires that another bid be accepted, then the Contractor may require that a Change Order be issued to adjust the Guaranteed Maximum Price by the difference between the bid of the person or entity recommended to the Owner by the Contractor and the amount of the subcontract or other agreement actually signed with the person or entity designated by the Owner.

10.3                                  Subcontracts or other agreements shall conform to the applicable payment provisions of this Agreement and shall not be awarded on the basis of cost plus a fee without the prior consent of the Owner.

ARTICLE 11   ACCOUNTING RECORDS

The Contractor shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under this Contract, and the accounting and control systems shall be satisfactory to the Owner. The Owner and the Owner’s accountants shall be afforded access to, and shall be permitted to audit and copy, the Contractor’s records, books, correspondence, instructions, drawings, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to this Contract, and the Contractor shall preserve these for a period of three years after final payment, or for such longer period as may be required by law.

ARTICLE 12   PAYMENTS

12.1                                  PROGRESS PAYMENTS

12.1.1                        Based upon Applications for Payment submitted to the Architect by the Contractor, the Owner shall make progress payments on account of the Contract Sum to the Contractor as provided below and elsewhere in the Contract Documents.

12.1.2                        The period covered by each Application for Payment shall be one calendar month ending on the last day of the month, or as follows:

12.1.3                        Provided that an Application for Payment is received by the Architect not later than the First day of a month, the Owner shall make payment to the Contractor not later than the Fifteenth day of the same month. If an Application for Payment is received by the Architect after the application date fixed above, payment shall be made by the Owner not later than Fifteen calendar days after the Architect receives the Application for Payment.

12.1.4                        With each Application for Payment, the Contractor shall submit evidence required by the Owner or Architect to demonstrate that cash disbursements already made by the contractor on account of the Cost of the Work equal or exceed (1) progress payments already received by the Contractor; less (2) that portion of those payments attributable to the Contractor’s Fee; plus (3) payrolls for the period covered by the Application for Payment.

12.1.5                        Each Application for Payment shall be based on the most recent schedule of values submitted by the Contractor in accordance with the Contract Documents. The schedule of values shall allocate the entire Guaranteed Maximum Price among the various portions of the Work, except that the Contractor’s Fee shall be shown as a single separate item. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Architect may require. This schedule unless objected to by the Architect, shall be used as a basis for reviewing the Contractor’s Applications for Payment.

12.1.6                        Applications for Payment shall show the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment. The percentage of completion shall be the lesser of (1) the percentage of that portion of the Work which has actually been completed; or (2) the percentage obtained by dividing (a) the expense that has actually been incurred by the Contractor on account of that portion of the Work for which the Contractor has made or intends to make actual payment prior to the next Application for Payment by (b) the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values.

12.1.7                        Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

.1              take that portion of the Guaranteed Maximum Price properly allocable to completed Work as determined by multiplying the percentage of completion of each portion of the Work by the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values. Pending final determination of cost to the Owner of changes in the Work amounts not in dispute shall be included as provided in Subparagraph 7.3.8 of AIA Document A201-1997;

.2              add that portion of the Guaranteed Maximum Price properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work or if approved in advance by the Owner, suitably stored of the site at a location agreed upon in writing;

.3              add the Contractor’s Fee, less retainage of Five percent (5%). The Contractor’s Fee shall be computed upon the Cost of the Work described in the two preceding Clauses at the rate stated in Subparagraph 5.1.2 or, if the Contractor’s Fee is stated as a fixed sum in that Subparagraph, shall be an amount that bears the same ratio to that fixed-sum Fee as the Cost of the Work in the two preceding Clauses bears to a reasonable estimate of the probable Cost of the Work upon its completion;

.4              subtract the aggregate of previous payments made by the Owner;

.5              subtract the shortfall, if any, indicated by the Contractor in the documentation required by Paragraph 12.1.4 to substantiate prior Applications for Payment, or resulting from errors subsequently discovered by the Owner’s accountants in such documentation; and

.6              subtract amounts, if any, for which the Architect has withheld or nullified a Certificate for Payment as provided in Paragraph 9.5 of AIA Document A201-1997.

12.1.8                        Except with the Owner’s prior approval, payments to Subcontractors shall be subject to retainage of not less than Five percent (5%). The Owner and the Contractor shall agree upon a mutually acceptable procedure for review and approval of payments and retention for Subcontractors.

12.1.9                        In taking action on the Contractor’s Applications for Payment, the Architect shall be entitled to rely on the accuracy and completeness of the information furnished by the Contractor and shall not be deemed to represent that the Architect has made a detailed examination, audit or arithmetic verification of the documentation submitted in accordance with Subparagraph 12.1.4 or other supporting data; that the Architect has made exhaustive or continuous on-site inspections or that the Architect has made examinations to ascertain how or for what purposes the Contractor has used amounts previously paid on account of the Contract. Such examinations, audits and verifications, if required by the Owner, will be performed by the Owner’s accountants acting in the sole interest of the Owner.

12.2                                  FINAL PAYMENT

12.2.1                        Final Payment, constituting the entire unpaid balance of the Contract Sum, shall be made by the Owner to the Contractor when:

.1              the Contractor has fully performed the Contract except for the Contractor’s responsibility to correct Work as provided in Subparagraph 12.2.2 of AIA Document A201-1997, and to satisfy other requirements, if any, which extend beyond final payment; and

.2              a final Certificate for Payment has been issued by the Architect.

12.2.2                        The Owner’s final payment to the Contractor shall be made no later than 30 days after the issuance of the Architect’s final Certificate for Payment, or as follows:

Thirty (30) days following the recordation of the “Notice of Completion” or the date of completion as defined in Section 3086 of the Civil Code, whichever is earlier.

12.2.3                        The Owner’s accountants will review and report in writing on the Contractor’s final accounting within 30 days after delivery of the final accounting to the Architect by the Contractor. Based upon such Cost of the Work as the Owner’s accountants report to be substantiated by the Contractor’s final accounting, and provided the other conditions of Subparagraph 12.2.1 have been met, the Architect will within seven days after receipt of the written report of the Owner’s accountants, either issue to the Owner a final Certificate for Payment with a copy to the Contractor, or notify the Contractor and Owner in writing of the Architect’s reasons for withholding a certificate as provided in Subparagraph 9.5.1 of the AIA Document A201-1997. The time periods stated in this Subparagraph 12.2.3 supersede those stated in Subparagraph 9.4.1 of the AIA Document A201-1997.

12.2.4                        If the Owner’s accountants report the Cost of the Work as substantiated by the Contractor’s final accounting to be less than claimed by the Contractor, the Contractor shall be entitled to demand arbitration of the disputed amount without a further decision of the Architect. Such demand for arbitration shall be made by the Contractor within 30 days after the Contractor’s receipt of a copy the Architect’s final Certificate for Payment; failure to demand arbitration within this 30-day period shall result in the substantiated amount reported by the Owner’s accountants becoming binding on the Contractor. Pending a final resolution by arbitration, the Owner shall pay the Contractor the amount certified in the Architect’s final Certificate for Payment.

12.2.5                        If, subsequent to final payment and at the Owner’s request, the Contractor incurs costs described in Article 7 and not excluded by Article 8 to correct defective or nonconforming Work, the Owner shall reimburse the Contractor such costs and the Contractor’s Fee applicable thereto on the same basis as if such costs had been incurred prior to final payment, but not in excess of the Guaranteed Maximum Price. If the Contractor has participated in savings as provided in Paragraph 5.2, the amount of such savings shall be recalculated and appropriate credit given to the Owner in determining the net amount to be paid by the Owner to the Contractor.

ARTICLE 13   TERMINATION OR SUSPENSION

13.1                                  The Contract may be terminated by the Contractor, or by the Owner for convenience, as provided in Article 14 of AIA Document A201-1997. However, the amount to be paid to the Contractor under Subparagraph 14.1.3 of AIA Document A201-1997 shall not exceed the amount the Contractor would be entitled to receive under Paragraph 13.2 below, except that the Contractor’s Fee shall be calculated as if the Work had been fully completed by the Contractor, including a reasonable estimate of the Cost of the Work for Work not actually completed.

13.2                                  The Contract may be terminate by the Owner for cause as provided in Article 14 of AIA Document A201-1997. The amount, if any, to be paid to the Contractor under Subparagraph 14.2.4 of AIA Document A201-1997 shall not cause the Guaranteed Maximum Price to be exceeded, nor shall it exceed an amount calculated as follows:

13.2.1                        Take the Cost of the Work incurred by the Contractor to the date of termination;

13.2.2                        Add the Contractor’s Fee computed upon the Cost of the Work to the date of termination at the rate stated in Subparagraph 5.1.2 or if the Contractor’s Fee is stated as a fixed sum in that Subparagraph, an amount that bears the same ratio to that fixed-sum Fee as the Cost of the Work at the time of termination bears to a reasonable estimate of the probable Cost of the Work upon its completion; and

13.2.3                        Subtract the aggregate of previous payments made by the Owner.

13.3                                  The Owner shall also pay the Contractor fair compensation, either by purchase or rental at the election of the Owner, for any equipment owned by the Contractor that the Owner elects to retain and that is not otherwise included in the Cost of the Work under Subparagraph 13.2.1. To the extent that the Owner elects to take legal assignment of subcontracts and purchase orders including rental agreements), the Contractor shall, as a condition of receiving the payments referred to in this Article 13, execute and deliver all such papers and take all such steps, including the legal assignment of such subcontracts and other contractual rights of the Contractor, as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of the Contractor under such subcontracts or purchase orders.

13.4                                  The Work may be suspended by the Owner as provided in Article 14 of AIA Document A201-1997; in such case the Guaranteed Maximum Price and Contract Time shall be increased as provided in Subparagraph 14.3.2 of AIA Document A201-1997 except that the term “profit” shall be understood to mean the Contractor’s Fee as described in Subparagraphs 5.1.2 and Paragraph 6.4 of this Agreement.

ARTICLE 14   MISCELLANEOUS PROVISIONS

14.1                                  Where reference is made in this Agreement to a provision AIA Document A201-1997 or another Contract Document the reference refers to that provision as amended or supplemented by other provisions of the Contract Documents.

14.2                                  Payments due and unpaid under the Contract shall bear interest from the date payment is due at the rate stated below, or in the absence thereof, at the legal rate prevailing from time to time at the place where the Project is located.

(Insert rate of interest agreed upon, if any.)

(Usury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner’s and Contractor’s principal places of business, the location of the Project and elsewhere may affect the validity of this provision. Legal advice should be obtained with respect to deletions or modifications, and also regarding requirements such as written disclosures or waivers.)

14.3 The Owner’s representative is:	Kurt Gollnick
(Name, address and other information.)	Ph: (831) 455-9990
Cell: (831) 214-4504
Fax: (831) 455-9998

14.4 The Contractor’s representative is:	Ernie Mill
(Name, address and other information.)	Ph: (831) 424-0781
Fax: (831) 424-0500
also Field:	Paul Kershing
Cell: (831) 809-2779

14.5                                  Neither the Owner’s nor the Contractor’s representative shall be changed without ten days’ written notice to the other party.

14.6                                  Other provisions:

Hazardous Materials:

Contractor’s scope of work shall not include the identification, detection, abatement, encapsulation or removal of asbestos or any other hazardous or toxic substances whether in structure or below grade.

Licensing:

Contractors are required by law to be licensed and regulated by the Contractor’s State License Board, which has jurisdiction to investigate complaints against contractors if a complaint is filed within 3 years of the date of the alleged violation. Any questions concerning a contractor may be referred to the Registrar, Contractor’s State License Board, P.O. Box 26000, Sacramento, CA 95826.

ARTICLE 15   ENUMERATION OF CONTRACT DOCUMENTS

15.1                                  The Contract Documents, except for Modifications issued after execution of this Agreement are enumerated as follows:

15.1.1                        The Agreement is this executed 1997 edition of the Standard Form of Agreement Between Owner and Contractor, AIA Document A111-1997.

15.1.2                        The General Conditions are the 1997 edition of the General Conditions of the Contract for Construction AIA Document A201-1997.

15.1.3             The Supplementary and other Conditions of the Contract are those contained in the Project Manual dated                             , and are as follows:

Document	Title	Pages

15.1.4             The Specifications are those contained in the Project Manual dated as in Subparagraph 15.1.3 and are as follows:

(Either list the Specifications here or refer to an exhibit attached to this Agreement.)

Section	Title	Pages

15.1.5             The Drawings are as follows and are dated                                      unless a different date is shown below:

(Either list the Drawings here or refer to an exhibit attached to this Agreement.)

Number	Title	Date

WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution.

15.1.6             The Addenda, if any, are as follows:

Number	Date	Pages

Portions of Addenda relating to bidding requirements are not part of the Contract Documents unless the bidding requirements are also enumerated in this Article 15.

15.1.7             Other Documents, if any, forming part of the Contract Documents are as follows:

(List here any additional documents, such as a list of alternates that are intended to form part of the Contract Documents. AIA Document A201-1997 provides that bidding requirements such as advertisement or invitation to bid, Instructions to Bidders sample forms and the Contractor’s bid are not part of the Contract Documents unless enumerated in this Agreement.  They should be listed here only if intended to be part of the Contract Documents.)

ARTICLE 16   INSURANCE AND BONDS

(List required limits of liability for insurance and bonds. AIA Document A201-1997 gives other specific requirements for insurance and bonds.)

16.1                        Within ten (10) days of signing this agreement, Contractor shall submit Certificates of Insurance to the Owner with all limits and naming the Owner as additionally insured.

This Agreement is entered into as of the day and year first written above and is executed in at least three original copies, of which one is to be delivered to the Contractor, one to the Architect for use in the administration of the Contract and the remainder to the Owner.

/s/ Scott D. Scheid	/s/ Ernest D. Mill
OWNER (Signature) Scott Scheid, CEO	CONTRACTOR (Signature)

/s/ Kurt Gollnick
Kurt Gollnick Scheid Vineyards, COO	Ernest D. Mill, President

(Printed name and title)	(Printed name and title)